UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

NuStar Energy L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-16417	74-2956831
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19003 IH-10 West
San Antonio, Texas 78257
 (Address of principal executive offices)

(210) 918-2000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units	NS	New York Stock Exchange
Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprA	New York Stock Exchange
Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprB	New York Stock Exchange
Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units	NSprC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Revolving Credit Agreement

On January 28, 2022, NuStar Logistics, L.P. (“NuStar Logistics”), a wholly owned subsidiary of NuStar Energy L.P. (“NuStar Energy”), NuStar Energy, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto amended and restated NuStar Logistics’ amended and restated unsecured 5-year revolving credit agreement dated as of October 29, 2014 (as amended prior to giving effect to such amendment and restatement, the “Existing Credit Agreement”) by entering into a Second Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”).

The terms of the Amended and Restated Credit Agreement (including the representations and warranties, covenants and events of default) are based off the Existing Credit Agreement, incorporating the following changes (among others):
•	extending the maturity date of the credit facility from October 27, 2023 to April 27, 2025;
•	increasing maximum amount of letters of credit capable of being issued under the Amended and Restated Credit Agreement from $400 million under the Existing Credit Agreement to $500 million;
•	removing and replacing LIBOR benchmark provisions with customary Term SOFR benchmark provisions;
•	removing the 0.50x increase permitted in our consolidated debt coverage ratio for certain rolling periods in which an acquisition for aggregate net consideration of at least $50.0 million occurs; and
•
introducing baskets and exceptions to certain negative covenants, including the negative covenants restricting other indebtedness, liens, investments, restricted payments and transactions with affiliates.

Consistent with the Existing Credit Agreement, the Amended and Restated Credit Agreement has an aggregate borrowing capacity of up to $1.0 billion. Outstanding borrowings under the Amended and Restated Credit Agreement bear interest at a varying interest rate that fluctuates with an alternate base rate (equal to the greater of the prime rate, the Federal funds rate plus 1/2 of 1% and 1-month Term SOFR plus 1%), or at the election of NuStar Logistics, at a rate based on Term SOFR for certain time periods. The interest rate is subject to adjustment if our debt rating is downgraded (or upgraded) by certain credit rating agencies.

NuStar Logistics’ obligations under the Amended and Restated Credit Agreement are guaranteed by NuStar Energy and NuStar Pipeline Operating Partnership L.P., a wholly owned subsidiary of NuStar Energy. As of the closing date of the Amended and Restated Credit Agreement, NuStar Logistics had $140 million of borrowings and $4.7 million of letters of credit outstanding under the Amended and Restated Credit Agreement.

The foregoing summary of the Amended and Restated Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Sixth Amendment to Receivables Financing Agreement

On January 28, 2022, NuStar Energy entered into a Sixth Amendment to Receivables Financing Agreement, by and among NuStar Finance LLC, as Borrower, NuStar Energy, as initial Servicer, PNC Bank, National Association, as administrative agent, and the other parties thereto (the “Receivables Financing Agreement Amendment”). The Receivables Financing Agreement Amendment amends the Receivables Financing Agreement dated as of June 15, 2015 (as amended from time to time) (the “Receivables Financing Agreement”) to, among other things: (1) extend the Scheduled Termination Date (as defined in the Receivables Financing Agreement) from September 20, 2023 to January 31, 2025; (2) reduce the floor rate in the calculation of our borrowing rates and (3) replace provisions related to the LIBOR rate of interest with references to SOFR rates of interest.

The foregoing summary is qualified in its entirety by the text of the Receivables Financing Agreement Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Finance Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
Exhibit 10.1
Second Amended and Restated 5-Year Revolving Credit Agreement, dated as of January 28, 2022, among NuStar Logistics, L.P., NuStar Energy L.P., NuStar Pipeline Operating Partnership L.P., Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.

Exhibit 10.2
Sixth Amendment to Receivables Financing Agreement, dated as of January 28, 2022, by and among NuStar Finance, LLC, as Borrower, NuStar Energy L.P., as initial Servicer, and PNC Bank, National Association

Exhibit 104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUSTAR ENERGY L.P.

	By:	Riverwalk Logistics, L.P.
its general partner

		By:	NuStar GP, LLC
its general partner

Date: January 31, 2022	By:	/s/ Amy L. Perry

		Name:	Amy L. Perry
		Title:	Executive Vice President—Strategic Development and General Counsel